FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction (b).




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Ehrlich           Burtt              R.
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   (Last)            (First)            (Middle)

   20 Brynwood Lane
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                     (Street)

   Greenwich            CT              06831
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Armor Holdings, Inc. (AH)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   April, 2002

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Ownership
                                                                                       Securities       Form:
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     (D)
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of            or            Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            (I)            Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          Indirect       Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value  4/18/02       M              75,000     A         $3.75       146,600            D
  $0.01 per share
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Common Stock, par value                                                                 23,000            I         By Trusts f/b/o
  $0.01 per share                                                                                                     Children (1)
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Common Stock, par value                                                                 10,000            I         By Children (1)
  $0.01 per share
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Common Stock, par value                                                                    400            I         By Spouse's IRA
  $0.01 per share                                                                                                     (1)
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                                                                                                                             (over)
                                                                                                                           SEC 1474


                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Date/    --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
Stock        $3.75    4/18/02    M              75,000  (3)       1/06    Common  75,000               0           D
Options                                                                    Stock
(Right to
Buy)(2)
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Stock       $9.6875                                     (3)       6/09    Common  10,000            10,000         D
Options                                                                    Stock
(Right to
Buy)(4)
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Stock        $13.19                                     (3)      6/15/10  Common  10,000            10,000         D
Options                                                                    Stock
(Right to
Buy)(4)
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Stock        $14.44                                     (3)      6/19/11  Common  12,500            12,500         D
Options                                                                    Stock
(Right to
Buy)(4)
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

(1) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of these securities for the purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise.

(2)  Granted pursuant to the Armor Holdings, Inc. 1996 Stock Option Plan.

(3)  Presently exercisable.

(4)  Granted pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan.


*If the From is filed by more than one reporting person, See Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ Burtt R. Ehrlich                            May 7, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date



Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.